The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 4, 2013.

Preliminary Pricing Supplement No. G74 To the Product Supplement No. G-I dated April 9, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 November 4, 2013
$ CS Notes due May 29, 2019 Linked to the Performance of the Credit Suisse Equity Sector Rotation Blue Index Target Volatility 5%

General

•	The securities are designed for investors who seek a leveraged return linked to the performance of the Credit Suisse Equity Sector Rotation Blue Index Target Volatility 5%. The Underlying is a rules-based index with long weighted exposure to ten S&P 500® sector indices. Investors should be willing to forgo interest and dividend payments. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	The securities are senior unsecured obligations of Credit Suisse AG, acting through one of its branches, maturing May 29, 2019. †
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about November 25, 2013 (the “Trade Date”) and are expected to settle on or about November 29, 2013 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:*	Credit Suisse AG (“Credit Suisse”), acting through one of its branches
Underlying:	The securities are linked to the performance of the Credit Suisse Equity Sector Rotation Blue Index Target Volatility 5%. The Underlying is a rules-based index with long weighted exposure to ten S&P 500® sector indices (each, a “Sector Index”). For more information on the Underlying, see “The Underlying” in this pricing supplement. The Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level:
Underlying	Ticker	Initial Level**
Credit Suisse Equity Sector Rotation Blue Index Target Volatility 5%	CSEARCLB <Index>
Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Underlying Return:	•	If the Final Level is greater than the Initial Level, the Underlying Return will be calculated as follows:
Upside Participation Rate	x	Final Level – Initial Level Initial Level
•	If the Final Level is equal to or less than the Initial Level, the Underlying Return will equal zero.
If the Final Level is equal to or less than the Initial Level, the Underlying Return will be zero and you will be entitled to receive only the principal amount of your securities at maturity. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Upside Participation Rate:	Expected to be between 155.0% and 165.0% (to be determined on the Trade Date).

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement, and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $965.00 per security, and CSSU will forgo any fees with respect to such sales.

(2) We or one of our affiliates may pay varying discounts and commissions of up to $35.00 per $1,000 principal amount of securities. In addition, an affiliate of ours may pay referral fees of up to $5.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $930.00 and $960.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

November , 2013

(continued from previous page)
Initial Level:**	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:†	May 23, 2019
Maturity Date:†	May 29, 2019
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN:	22547QCE4/US22547QCE44

* Credit Suisse may act through its Nassau Branch or its London Branch.

** In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level for the Underlying will be determined on the immediately following trading day on which a closing level is available.

† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described herein under "Market Disruption Events.”

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated April 9, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. G-I dated April 9, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001836/dp29859_424b2-gi.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

1

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of performance of the Underlying. The table and examples below assume an Upside Participation Rate of 160.0% (the midpoint of the range set forth on the cover of this pricing supplement). The actual Upside Participation Rate will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Percentage Change from Initial Level to Final Level	Underlying Return	Redemption Amount
100.00%	160.00%	$2,600.00
90.00%	144.00%	$2,440.00
80.00%	128.00%	$2,280.00
70.00%	112.00%	$2,120.00
60.00%	96.00%	$1,960.00
50.00%	80.00%	$1,800.00
40.00%	64.00%	$1,640.00
30.00%	48.00%	$1,480.00
20.00%	32.00%	$1,320.00
10.00%	16.00%	$1,160.00
5.00%	8.00%	$1,080.00
0.00%	0.00%	$1,000.00
−5.00%	0.00%	$1,000.00
−10.00%	0.00%	$1,000.00
−20.00%	0.00%	$1,000.00
−30.00%	0.00%	$1,000.00
−40.00%	0.00%	$1,000.00
−50.00%	0.00%	$1,000.00
−60.00%	0.00%	$1,000.00
−70.00%	0.00%	$1,000.00
−80.00%	0.00%	$1,000.00
−90.00%	0.00%	$1,000.00
−100.00%	0.00%	$1,000.00
2

The following examples illustrate how the Redemption Amount is calculated.

Example 1:

Example 1 assumes the Final Level increases by 50% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Underlying Return	=	Upside Participation Rate x [(Final Level - Initial Level) / Initial Level]
	=	160.0% x 50%
	=	80.00%

Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1.8
	=	$1,800

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,800 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Underlying.

Example 2:

Example 2 assumes the Final Level is equal to the Initial Level. Because the Final Level is equal to the Initial Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3:

Example 3 assumes the Final Level decreases by 50% from the Initial Level. Because the Final Level is less than the Initial Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

3

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

General Risks Relating to the Securities

•	MARKET RISK — The return on the securities at maturity is linked to the performance of the Underlying, which is an equity long-only sector rotation index, and will depend on whether, and the extent to which, the Underlying appreciates over the term of the securities. You will be entitled to receive no more than the principal amount of your securities at maturity if the Underlying Return is zero. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.
•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Underlying. The Redemption Amount payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
•	Estimated Value of the Securities After Deducting CERTAIN Costs — The estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

•	EFFECT OF INTEREST RATE USED IN ESTIMATING VALUE — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”), to account for costs related to structuring and offering the securities. In circumstances where the internal funding rate is lower than the secondary market credit spread, the value of the securities would be higher if we used our secondary market credit spread. Our use of our lower internal funding rate is also reflected in the secondary market prices of the securities. Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar securities of other issuers.
4

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) offers to repurchase your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. Furthermore, assuming no change in market conditions or other relevant factors from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we repurchase the securities from such dealer.

We (or an affiliate) may initially offer to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent for the securities and sponsor of the Underlying, hedging our obligations under the securities and determining the estimated value of the securities. In performing these duties, the economic interests of the calculation agent, Underlying sponsor and other affiliates of ours are potentially adverse to your interests as an investor in the securities.
•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.
•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying and the Sector Indices on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
o	the expected volatility of the Underlying and the Sector Index components;
o	the time to maturity of the securities;
o	the dividend rate on the equity securities comprising the Sector Indices;
o	interest and yield rates in the market generally;
o	investors’ expectations with respect to the rate of inflation;
o	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying and the equity securities included in the Sector Indices
5

or markets generally and which may affect the level of the Underlying and the level of the Sector Indices; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks Relating to the Underlying

•	THE EQUITY MARKETS MAY BE VOLATILE —Equity markets can be volatile and equity security prices can change substantially over long or short time periods. The price of a particular equity security may rise or fall, sometimes rapidly or unpredictably, as a result of changes affecting markets broadly, or due to changes in such equity security issuer’s financial condition, the demand for its goods or services, the perception regarding the quality of its management or other impacts on its business. Market impacts may affect single companies, whole industries or the entire market. Since the Underlying allocates exposure to ten S&P 500® Sector Indices, each of which is comprised of equity securities included in the S&P 500® Index, factors affecting these equity securities may be expected to have a comparable impact on the Underlying.
•	THE PERFORMANCE OF THE UNDERLYING WILL DEPEND UPON THE SUCCESS OF THE INDEX STRATEGY IN ALLOCATING WEIGHTS AMONG THE SECTOR INDICES — The Underlying seeks to generate positive returns through weighted exposure to ten Sector Indices. Each month, the relative weightings of the exposure to the Sector Indices will be determined based on the implied volatility and skew signals derived from price movements of the options on the stock components of the Sector Indices, in accordance with the methodology of the Underlying. No assurance can be given that the sector rotation strategy employed by the Underlying will be successful or that Sector Indices with greater weightings will perform better than other Sector Indices with relatively less exposure during any monthly period or over the term of the securities. It is possible that the levels of Sector Indices in general, or those with relatively greater weightings, will decrease and cause the level of the Underlying to fall. Additionally, the Sector Indices with the greater weightings may underperform and produce lower returns than an investment in a diversified portfolio of assets or a different combination of Sector Indices. Moreover, the Index is adjusted for a hypothetical dividend yield of 2.5% which reduces the value of the Index in order to reflect a price return version of the Index. The hypothetical dividend is not designed to be equivalent to the annual dividend yield of any particular Sector Index or the S&P 500® Index. Accordingly, there is no assurance that the Underlying will outperform any alternative index or methodology or other investment assets that might be employed to track the sectors represented by each of the Sector Indices or a diversified portfolio.
•	THERE IS NO GUARANTEE THAT THE UNDERLYING WILL ACHIEVE ITS STATED TARGET OF 5% ANNUALIZED VOLATILITY — The Underlying is derived from a synthetic price return version of the Credit Suisse Equity Sector Rotation Index (the “Base Index”), as adjusted for a hypothetical dividend yield (the “Synthetic Price Return Index”). The Underlying seeks to achieve a specific volatility target by adjusting the exposure to the Sector Indices monthly based on their observed realized volatility. On each monthly rebalance date, the exposure of the Underlying to the Sector Indices is reset based on the target annualized volatility (5%) compared to the realized annualized volatility. If the realized annualized volatility of the Underlying is below the target volatility of 5%, the exposure to the Synthetic Price Return Index will be increased (subject to a maximum of 150%), and conversely, if the realized annualized volatility of the Synthetic Price Return Index is above the target volatility, such exposure will be decreased (subject to a minimum of 0%). There is no guarantee that the Underlying will achieve its stated target of 5% annualized volatility. In addition, varying levels of exposure to the Sector Indices may cause the Underlying to underperform the Sector Indices and the S&P 500® generally. For more information, please see “The Underlying” below.
6

•	ALLOCATION OF EXPOSURE WEIGHTINGS OF EACH SECTOR INDEX IS BASED ON HISTORICAL AND IMPLIED VOLATILITY THAT MAY NOT EFFECTIVELY PREDICT TRENDS IN FUTURE VOLATILITY — The Underlying allocates its weightings to the Sector Indices based on predetermined rules which use a combination of historical volatility and market estimates of future volatility of stock options to predict future trends in price movements of the stocks comprising the Sector Indices. There can be no assurance that the rules used by the Underlying will accurately predict market volatility or such price movements over time. Volatility is a statistical measure of the degree of the price movement of an asset (in this case, stock options) over a given period of time. Implied volatility of an asset represents the expected volatility of the underlying asset over the life of such asset. With respect to stock options (the asset in respect of which the Underlying measures volatility), generally speaking, greater variability in the return of an underlying stock will result in a greater implied volatility of the option on that stock. Although historical volatility and implied volatility have tended historically to exhibit positive correlation, there may be periods during which the historical volatility and implied volatility measures are negatively correlated. Moreover, the historical correlation between volatility of stock options and price movements of the underlying stocks is not an indication of such correlation in the future. As a result, the Underlying may not be successful in allocating exposure optimally among the Sector Indices, which may adversely impact the performance of the Underlying.
•	NO RIGHTS IN ANY OF THE UNDERLYING EQUITY SECURITIES THAT COMPRISE THE SECTOR INDICES —The exposure of the Underlying to the Sector Indices is purely notional, and there is no actual portfolio of assets in which any investor in the Underlying has any ownership or other interest. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities in the Sector Indices that comprise the Underlying. The return on your investment, which is based on the percentage change in the Underlying, is not the same as the total return based on the purchase of shares of the equity securities in the Sector Indices that comprise the Underlying.
•	NO VOTING RIGHTS OR DIVIDEND PAYMENTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities in the Sector Indices that comprise the Underlying.
•	THE UNDERLYING HAS VERY LIMITED ACTUAL PERFORMANCE HISTORY — The Underlying began publication on June 21, 2013. Accordingly, the Underlying has very limited actual historical data, and the retrospectively calculated performance of the Underlying may not be representative of the Underlying’s potential performance under other market conditions. Furthermore, any retrospectively calculated or actual historical performance of the Underlying is not an indication of how the Underlying will perform in the future. Any Underlying levels prior to June 21, 2013 represent the retrospectively calculated performance of the Underlying, had it existed at the relevant time, based on certain data, assumptions and estimates, not all of which may be specified herein. In calculating the retrospective performance of the Underlying, we have assumed that no disruption events or modifications to the methodology of the Underlying occurred during the period from January 4, 1999 to June 21, 2013. There can be no assurance that there will not be any such disruption events or modifications in the future which would adversely affect the level of the Underlying. Retrospectively calculated Underlying levels based on different assumptions or for a different time period may produce different results. In any event, no information presented on the prior performance of the Underlying, whether actual or retrospectively calculated, should be relied on as an indicator of the future performance of the Underlying.
•	THE POLICIES AND DECISIONS OF THE UNDERLYING SPONSOR AND THE SPONSOR OF THE SECTOR INDICES COULD AFFECT THE LEVEL OF THE UNDERLYING — The policies and decisions of the Underlying sponsor and the sponsor of the Sector Indices, including any additions, deletions or substitutions of the underlying equity securities that comprise the Sector Indices could adversely affect the level of the Underlying. Additionally, the sponsor of the Sector Indices may discontinue or suspend dissemination of the Sector Indices. Any of these actions could adversely affect the level of the Underlying. The Underlying sponsor and sponsor of the Sector Indices have no obligation to consider your interests in calculating or revising the Underlying or the Sector Indices
7

•	We are affiliated with the Index Sponsor and certain of our employees or employees of our affiliates will take action on behalf of the Index Sponsor; Conflicts of interest may exist — Our affiliate, CSI, is responsible for the Index methodology and is the Index Sponsor and Index Calculation Agent. The Index Calculation Agent is responsible for the calculations used to determine the level of the Underlying, including actions that could affect the level of the Underlying or the amount due in respect of your securities. Because determinations made by the Index Sponsor or Index Calculation Agent may affect the amount owed to you in respect of the securities, potential conflicts of interest may exist between us and the Index Sponsor and you. In addition, because our employees or employees of our affiliates are members of the Index Sponsor, potential conflicts of interest may exist between the Index Sponsor and you. The Index Sponsor is the final authority on the Underlying and the interpretation of the Underlying methodology. Neither we nor the Index Sponsor will have any obligation to consider your interests as a holder of the securities in taking any actions that may affect the level of the Underlying and, therefore, the value of your securities.
8

Historical Information

The following graph sets forth the retrospectively calculated performance from October 29, 2003 to June 20, 2013 and the historical performance of the Underlying based on the closing levels of the Underlying from June 21, 2013 through October 29, 2013. The closing level of the Underlying on November 1, 2013 was 133.4891. The retrospectively calculated performance was calculated based on historical data and applying the Underlying methodology described herein under “The Underlying”. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities. The actual performance of the Underlying may vary significantly from the performance set forth below.

For additional information on the Credit Suisse Equity Sector Rotation Blue Index Target Volatility 5%, see “The Underlying” in this pricing supplement.

Historical Performance of the Credit Suisse
Equity Sector Rotation Blue Index Target Volatility 5%
140.00
135.00
130.00
125.00
120.00
115.00
110.00
105.00
100.00
95.00
90.00
Oct-03
Oct-04
Oct-05
Oct-06
Oct-07
Oct-08
Oct-09
Oct-10
Oct-11
Oct-12
Oct-13

9

The Underlying

The Credit Suisse Equity Sector Rotation Blue Index Target Volatility 5% (the “Index”) was created by Credit Suisse International (the “Index Sponsor”). The Index is a rules-based index with long exposure to the ten S&P 500® Sector Indices referenced below (the “Sector Indices”), with the individual weights of notional exposure to such Sector Indices determined each month by reference to signals relating to the implied volatility and skew of certain options on the stocks in the respective Sector Indices. The companies in each Sector Index are S&P 500® Index constituents that are grouped in such sector (the “Sector”) according to the Global Industry Classification Standard (each, a “Sector Index Stock”).

Sector Index	Bloomberg Ticker	* Weight in the Underlying as of November 1, 2013
S&P 500 Consumer Discretionary Sector TR Index	SPTRCOND	14.08%
S&P 500 Consumer Staples Sector TR Index	SPTRCONS	9.85%
S&P 500 Energy Sector TR Index	SPTRENRS	14.08%
S&P 500 Financials Sector TR Index	SPTRFINL	5.80%
S&P 500 Health Care Sector TR Index	SPTRHLTH	10.95%
S&P 500 Industrials Sector TR Index	SPTRINDU	6.57%
S&P 500 Information Technology Sector TR Index	SPTRINFT	9.85%
S&P 500 Materials Sector TR Index	SPTRMATR	5.80%
S&P 500 Telecommunication Services Sector TR Index	SPTRTELS	14.08%
S&P 500 Utilities Sector TR Index	SPTRUTIL	8.96%

* Numbers may not sum due to rounding.

The inception date of the Index was June 21, 2013 and the level of the Index (the “Index Value”) was set to equal 100 as of January 4, 1999 (the “Index Base Date”). The Index had no actual performance prior to June 21, 2013. You should refer to “Selected Risk Considerations— Risks Relating to the Underlying—The Underlying has very limited actual performance history.”

The Index is derived from the Credit Suisse Equity Long-Only Total Return Sector Rotation Index (the “Base Index”), adjusted for a hypothetical annual dividend yield of 2.5% and to reflect an annual volatility target of 5%. The dividend yield adjustment reduces the value of the Index by the amount of a hypothetical annual dividend yield in order to reflect a price return version of the Index. The volatility target feature seeks to achieve a more stable level of volatility by assessing the trailing annualized volatility of the Index over a specified time period and then, based on the level of such volatility, specifying an amount of leverage (of between 0% to 150%) to be applied to the exposure to the Sector Indices. There is no guarantee that the Index will achieve its stated target of 5% annualized volatility. The Bloomberg ticker symbol for the Index is “CSEARCLB.”

The Index replicates notional positions in the Sector Indices described below. There is no actual portfolio of assets in which any investor in the Index has any ownership or other interest.

Credit Suisse International will act as the Index Calculation Agent (the “Index Calculation Agent”) and as such will be responsible for the calculation of the level of the Index. In addition, the Index Committee, which is comprised of senior management of the Index Sponsor, is responsible for the rules and methodology of the Index (the “Index Methodology”), including approval of modifications to the Index Methodology and will be consulted by the Index Calculation Agent on matters of interpretation with respect to the Index Methodology. The Index Methodology may be amended from time to time by the Index Sponsor acting through the Index Committee.

Index Strategy

The Index is intended to track the performance of weighted notional long positions in the Sector Indices, the exposure to which is rebalanced on a monthly basis based on implied volatility and skew signals of specified options on the individual stocks that make up the respective Sector Indices.

Implied volatility

Volatility is a statistical measure of the degree of movement of the price of an asset over a period of time. Historically, the more volatile an asset, the higher the price of options on that asset. Historical volatility is the volatility that an asset has experienced over a stated historical time period. Implied volatility is an estimate of the volatility an asset will experience over a future time period. The implied volatility of market-traded assets is

10

generally calculated by reference to the market prices of listed options on such assets. In general, greater variability in the return of an underlying asset will result in a greater implied volatility and a higher price for an option on the asset.

Skew

Skew is the difference in implied volatility between a given set of out-of-the-money call and put options, and reflects the implied distributions in potential positive or negative returns of an underlying asset. In other words, skew is a measure of the asymmetry of probability distributions. Most sets of data, including stock prices and asset returns, rather than showing an evenly balanced distribution (which has a skew of zero), will display either positive or negative skew. Skew is generally measured in terms of the steepness of a plotted volatility curve for a given maturity. In general, the market perceives a steeper skew (positive skew) as reflecting a higher probability of larger movements to the downside. Conversely, a flatter skew (closer to zero) reflects the perception by the market of a relatively lower probability of movements to the downside, and a negative skew reflects a market perception of a relatively higher probability of movements to the upside.

The Index allocates exposure to the Sector Indices based on the combined implied volatility and skew signals through a formula that allocates more weight to Sector Indices that exhibit high implied volatility relative to their history and relatively flatter skew than Sector Indices that are characterized by low implied volatility relative to their history and relatively steeper skew.

Composition of the Index

Calculating the signals

At each monthly rebalancing, the relative weightings of the exposure to the Sector Indices will be established based on implied volatility and skew signals derived from the price movements of listed call and put options on the stocks comprising the various Sector Indices. The Index Sponsor intends to obtain the data relating to such opinions from an unaffiliated third party data service provider (the “Data Provider”).

In general, relatively higher implied volatility and relatively flatter skew signals will indicate that the Index should increase exposure to a Sector Index, while relatively lower implied volatility and relatively steeper skew signals will indicate that the Index should decrease exposure to a Sector Index.

The volatility and skew signals are calculated for each stock in a Sector Index whose options meet the liquidity criteria of the Index Methodology, as determined by the Data Provider. A stock may be excluded if (i) there are no listed options trading in respect of a stock, (ii) trading in options on a stock have been halted, or (iii) market data relating to the options on a stock (A) is insufficient to solve for implied volatility using industry standard option pricing models or (B) results in implied volatility that is inconsistent with standard option pricing models. Generally, such criteria will be satisfied if the stock options trade in sufficient volume so that they yield statistically reliable market data. The signals for each stock in the Sector Index will be weighted according to such stocks respective weightings in the S&P 500® Index, and then will be aggregated at the sector level to produce volatility and skew signals for each Sector. The volatility signal is determined based on how often the current implied volatility of at-the-money call options on a stock exceeded the implied volatility of such call options on such stock over the previous year. The skew signal is derived from the difference between current levels of implied volatility of a one-month 30-delta put option and a one-month 30-delta call option, scaled by one-month at-the-money implied volatility. Delta is a ratio comparing the change in the price of an option to the corresponding change in the price of the underlying asset. For example, all other things being equal (including volatility, interest rate, dividends, borrow rate), under normal market conditions, the price of a 30-delta call option will change approximately by thirty cents in response to a one dollar move in the underlying stock price (assuming the one-dollar move represents a small percentage of the underlying stock price).

Ranking the signals

Each sector signal will be assigned a volatility signal rank from 1 to 10, with “1” being assigned to the Sector with the highest volatility signal. Similarly, skew ranks will be assigned to each sector based on the skew signal, with “1” being assigned to the sector with the flattest skew signal. A combined signal (a “Combo Value”) for each Sector Index will then be calculated by averaging such index’s volatility and skew rankings. The weighting for each Sector Index will be the inverse of its Combo Value divided by the sum of the inverse of the

11

Combo Values of all Sector Indices. The lower the combined signal the greater exposure will be allocated to a Sector Index. The tables below set out an example of the ranking and weighting methodology.

Rebalancing of the Index

Monthly, on each Rebalance Date, the Index will be rebalanced so that the notional positions will reflect the weightings determined by the new signals generated in respect of such Rebalance Date. On such date the Index’s algorithms will “settle” each notional position and establish new notional positions reflecting the revised weightings of notional investments in each of the Sector Indices. The notional (and any applicable leverage) exposure to the Sector Indices will also be determined on each Rebalance Date pursuant to the Index Methodology in an effort to approximate a target volatility of 5% annualized volatility, as described herein under “Index Calculation – Target Volatility Calculation.”

If any scheduled Rebalance Date is a Disrupted Day, the Index will be rebalanced on the immediately following Index Calculation Day that is not a Disrupted Day; provided, that the Index Calculation Agent may at any time take the actions described under -“Index Disruption” below.

Index Calculation

The Sector Indices are total return indices and the Base Index uses their closing levels in order to derive a Base Index value. The Index is derived from the Base Index adjusted for an hypothetical annual dividend yield of 2.5% and targets an annual volatility of 5%. Accordingly, to derive the Index value, the Index Calculation Agent calculates a synthetic price return version of the Base Index (the “Synthetic Price Return Index”) and applies the volatility target methodology to the Synthetic Price Return Index as described below.

Daily Calculation of the Base Index

The Base Index Value in respect of each Index Calculation Day t shall equal:

Where:

-	Closing Level of the relevant Sector Index on any Index
Calculation Day, t

-	Closing Level of the relevant Sector Index as of the close of the previous Rebalance Date.
–	Base Index Value as of the close of the previous Rebalance Date.
-	As of any Index Calculation Day, t, the Sector Weight of the relevant Sector Index as of the close of the previous Rebalance Date.

12

-	The number of calendar days from, but excluding, the previous Rebalance Date to, and including, the Index Calculation Day t

-	The direction of a trade for a specific sector and will be 1 (long)

–	The assumed transaction cost, equal to 0.0085

Calculation of the Base Index on Rebalance Dates

The Base Index Value on each Rebalance Date, t shall equal:

Where:

–	0.02% on any Rebalance Dates, zero on all other dates.

Dividend Yield Adjustment to determine the Synthetic Price Return Index Value

To calculate the Index, the Base Index is first adjusted by a synthetic dividend yield of 2.5%. The adjustment for the synthetic dividend yield is calculated using daily compounding as follows:

The Synthetic Price Return Index Value on each Rebalance Date, “t” shall equal:

Where,

–	the Base Index Value on day “t”
–	2.50%
–	the number of calendar days from but excluding the Index Base Date to and including the Index Calculation Day t

Target Volatility Calculation

The composition of the exposure of the Index to the Sector Indices is rebalanced monthly on each Rebalance Date to equal the ratio of the target annualized volatility (5%) to the realized annualized volatility of the Synthetic Price Return Index, measured using logarithmic returns that occur over the 31 consecutive Index Calculation Days ending two Index Calculation Days prior to such Rebalance Date. If the realized annualized volatility of the Index is below the target volatility, the exposure to the Synthetic Price Return Index will be increased, and, conversely, if the realized annualized volatility of the Synthetic Price Return Index is above the target volatility, such exposure will be decreased. Exposure to the Synthetic Price Return Index is limited to a maximum of 150% and a minimum of 0%.

13

The goal of the target volatility monthly calculation process is for the Synthetic Price Return Index to approximate an annualized volatility of around 5%. There is no guarantee that the Index will achieve this stated target.

The target volatility will be calculated using the following parameters:

–	the target volatility of 5%
–	the smallest permitted leverage amount of 0%
–	the largest permitted leverage amount of 150%
–	30 (the number of returns used in the volatility calculation)
–	Index level of the Synthetic Price Return Index on Index Calculation Day “t”

The Index Value (Vt) in respect of the Index on each Index Calculation Day “t”, shall equal:

Where,

r	–	the last Rebalance Date prior to Index Calculation Day “t”

Lt	–	Leverage on Index Calculation Day “t”, which is defined as follows:

Lt = Lt-1 if “t” is not a Rebalance Date

if day “t” is a Rebalance Date

Where,

σt	=	trailing annualized volatility of the Synthetic Price Return Index from Index Calculation Day “t-n” to Index Calculation Day “t”

With,

And Rt	=	log return of the Synthetic Price Return Index from Index Calculation Day “t-1” to Index Calculation Day “t”

14

Calculation of the Combined Signal, Determination of the Ranking and Allocation of Weight

On the Index Calculation Day immediately preceding each Rebalance Date the Index Calculation Agent shall calculate the Combo Value of each Sector Index in accordance with the following steps. All signal values will be rounded to six (6) decimal places.

Step 1: Identify the Sector Index Stocks

The universe of potential Sector Index Stocks is the stocks comprising each Sector Index. A stock component of a Sector Index will be deemed a Sector Index Stock if sufficient volatility and skew data in respect of such stock and certain call and put options on such stock are available, as determined by the Data Provider. If insufficient data is available, the stock will be excluded from the relevant Sector in respect of the signal calculations relating to such rebalancing.

Step 2: Collect option data

The skew signals and the volatility signals will be provided to the Calculation Agent by the Data Provider. The following data will be used in calculating the signals:

-	The one year history of implied volatilities (i.e., the most recent 252 observations), for each Sector Index Stock for the year prior to and including the Index Calculation Day immediately preceding the Rebalance Date in respect of fixed 30-day maturity, 50-delta calls expressed by the following formula:

-	30-day implied volatility in respect of 30-delta put options and 30-delta call options on each Sector Index Stock as of the Index Calculation Day immediately preceding the Rebalance Date

Step 3(a): Calculate the Volatility Signal for each Sector Index Stock

The volatility signal is the percentile of the 30-day 50-delta call option implied volatility on the Index Calculation Day immediately preceding the Rebalance Date relative to its history over the past year (i.e. 252 observations) obtained by the following formula:

Where,

Vol[i]	–	implied volatility

n	–	the number of observations less than or equal to

N	–	the total number of observations (N = 252)

Step 3(b): Calculate the Skew Signal for each Sector Index Stock

The skew signal is the difference between 30-day implied volatility of 30-delta put options and 30-delta call options, normalized by current 30-day 50-delta call implied volatility and is calculated as follows:

Step 4: Calculate the aggregate volatility and skew signals for each Sector Index

The volatility signal and skew signal for each Sector Index Stock will be aggregated for each Sector Index by multiplying such signal by such stock’s weight in the S&P 500® Index and dividing such product by the total sum of the weights of all Sector Index Stocks in such Sector Index, as calculated by the following formula:

15

Where,

is the weight of the Sector Index Stock in the S&P 500® Index as of the Index Calculation Day immediately preceding the Rebalance Date

The volatility signals and the skew signals will then be ranked according to the following criteria:

–	the descending order rank of the out of all ten Sector Index volatility signals, which will be integer values from 1 to 10.

1 will be assigned to the highest value and “10” will be assigned to the lowest value.

–	the ascending order rank of the out of all ten Sector Index Skew Signals which will be integer values from 1 to 10.

1 will be assigned to the lowest value and “10” will be assigned to the highest value.

Step 5: Calculate the Combo Value for each Sector Index

For each Sector Index, the Combo Value will be the average of such Sector Index’s rank in terms of its volatility signal and skew signal, as expressed by the following formula:

Step 6: Calculate the weights of each Sector Index (“Sector Weights”)

The weights of each Sector Index (each a “Sector Weight”) will be calculated according to the following formula:

for all sectors

= 1 for all sectors

Weight Limitations

With respect to the Base Index, the effective individual weight for a given stock is the product of the Sector Weight and the weight of the stock within that sector. The exposure to each Sector Index is long; there is no short exposure to any Sector Index.

The following weight restriction applies for stocks within the Base Index.

Single stock weight restriction

If as a result of the calculations made on any Rebalance Date the weight of any one Sector Index Stock would constitute more than 34.5% of the combined weights of all Sector Index Stocks (measured by reference to such Sector Index Stock’s weight in the S&P 500® Index on such date and the relative weightings of the Sector

16

Indices in the Index), the Index Calculation Agent shall reduce the weighting of the Sector Index containing such stock (and shall proportionally increase the weighting of all other Sector Indices so that the sum of all Sector Index weights equals 100%) pursuant to the formula set forth below:

If is a weight for a sector containing an affected stock and is a weight for an affected stock, so that then the new weight for sector 1 will be calculated in order to limit the weight of the affected stock to 34.5% of the combined weights of all Sector Index Stocks, according to the following formula:

and weights for all other sectors will be determined by spreading equally the “excess” weight of sector 1 above 34.5% across the other nine sectors, according to the following formula:

for i=2,..,10;

Top five stocks weight restriction

If as a result of the calculations made on any Rebalance Date the combined weight of any five Sector Index Stocks would constitute more than 64.5% of the combined weights of all Sector Index Stocks (measured by reference to such Sector Index Stocks’ weights in the S&P 500® Index on such date and the relative weightings of the Sector Indices within the Index), the Index Calculation Agent shall reduce the weighting of the Sector Index containing such stocks, and shall proportionally increase the weighting of other Sector Indices, (so that the sum of all Sector Index weights equals 100%) pursuant to the formula set forth below:

If are weights for sectors (can be the same sectors) containing affected stocks and is a weight for an affected stock, so that then the new weights for sectors will be calculated by reducing the current exposed sector weights by Delta (∆ )so that the following equality holds, namely so that the weights of each of the five sectors is reduced by an amount Delta that brings the combined weights to 64.5%:

and weights for all other sectors will be determined by spreading equally the “excess” weight Delta above 64.5% across the other 10 – N sectors according to the following formula:

where N is the number of unique sectors in (N could be between 1 and 5).

Suspension of the Index

Index Disruption

Where, in the determination of the Index Calculation Agent, an Index Disruption Event has occurred or is existing and subsisting in respect of any Index Calculation Day (a “Disrupted Day”), the Index Calculation Agent may in respect of such Disrupted Day (i) suspend the calculation and publication of the Index Value and/or (ii) determine the Index Value on the basis of estimated or adjusted data and publish an estimated level of the Index Value. The Index Calculation Agent may, at any time following such Disrupted Day, take any action, including but not limited to designation of alternative price sources and reconstitution of the Index.

For these purposes, “Index Disruption Event” means a General Disruption Event or a Sector Index Disruption Event.

17

General Disruption Events

In the determination of the Index Sponsor, each of the following events is a “General Disruption Event”:

(a)   the failure, suspension or postponement of any calculation within the Index in respect of any Index Calculation Day, any event resulting in a breakdown in any means of communication or procedure normally used to enable the determination of the Index Value, any other event that the Index Calculation Agent determines will or is likely to prevent the prompt or accurate determination of the Index Value, or a conclusion by the Index Calculation Agent that as a consequence of any such event that the last reported Index Value should not be relied upon; and

(b)   a data disruption from the Data Provider that materially impacts any determination relevant to the construction or calculation of the Index or the Index Value, as determined by the Index Calculation Agent

Sector Index Disruption Events

In the determination of the Index Sponsor that the event is material in relation to the Index, each of the following events is an “Sector Index Disruption Event”:

(a)   in respect of any security, future or other instrument that is a component of or is referenced or otherwise used in connection with the calculation, or determination of the level, of the Index or a Sector Index, the occurrence or existence of one of the following:

-       any suspension of or limitation of trading on the relevant Exchange, whether imposed by such Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by such Exchange or otherwise;

-       any event (other than an early closure described below) that disrupts or impairs, as determined by the Index Sponsor, the ability of market participants in general to effect transactions on the Exchange in, or obtain market values for, any security, future or other instrument that is a component of or is referenced or otherwise used in connection with the calculation, or determination of the level, of the Index or a Sector Index; or

-       the closure on any Exchange Business Day of the Exchange in respect of any security, future or other instrument that is a component of or is referenced or otherwise used in connection with the calculation, or determination of the level, of the Index or a Sector Index, before its scheduled closing time, but not including an early closure if such earlier closing time is announced by such Exchange at least one hour before the earlier of (i) the actual closing time for the regular trading session on such Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange system for execution at the scheduled closing time on such Exchange Business Day;

(b)   any failure to publish the value of a Sector Index or security, future or other instrument that (i) tracks the value of a Sector Index or Sector Index Stock or (ii) is a component of or is referenced or otherwise used in connection with the calculation, or determination of the level, of a Sector Index for any reason on a day when such Sector Index or other such instrument is due to be published; or

(c)   any event that disrupts or impairs (as determined by the Index Sponsor) the ability of market participants in general transactions to obtain market values for any security, future or other instrument that is a component of or is referenced or otherwise used in connection with the calculation, or determination of the level, of a Sector Index.

Rounding Convention

The Closing Level of each Sector Index will be rounded to two (2) decimal places. The Index Values will be rounded to four (4) decimal places when published and all subsequent Index Values refer to the preceding rounded Index Value.

18

Publication of the Index Value

The Index Calculation Agent retains the right to delay publication of the Index Value if it reasonably believes at such time that there are circumstances that prevent the correct calculation of the Index.

The Index Value will be calculated by the Index Calculation Agent and published on Bloomberg page CSEARCLB<Index>. In the event that an Index Value published by the Index Calculation Agent is amended after it is initially published, but before the publication of the following Index Calculation Day’s Index Value, the amended Index Value will be considered the official fixing level and used in all applicable calculations. The Index may be replaced by a successor index.

General Index Terms

An “Exchange” means the New York Stock Exchange and/or NASDAQ.

“Exchange Business Day” means any Scheduled Trading Day on which each Exchange is open for trading during its regular trading sessions, notwithstanding any such Exchange closing before its scheduled closing time.

An “Index Calculation Day” means any day on which (i) a value for each Sector Index is published and (ii) the Exchange is open.

“Rebalance Date” means the first Index Calculation Day of each month.

“Scheduled Trading Day” means, in respect of an Exchange, any day on which such Exchange is scheduled to be open for trading for its regular trading session.

Amendment of the Index Methodology

The Index Sponsor may in consultation with the Index Calculation Agent and with the approval of the Index Committee, supplement, amend (in whole or in part), revise, rebalance or withdraw the Index at any time if one of the following occurs:

(a)   there is any event or circumstance that in the determination of the Index Sponsor makes it impossible or impracticable to calculate the Index pursuant to the Methodology;

(b)   a change to the Methodology is required to address an error, ambiguity or omission; or

(c)   the Index Sponsor determines that an Extraordinary Event has occurred.

A supplement, amendment, revision, rebalancing or withdrawal may lead to a change in the way the Index is calculated or constructed. Such changes may include, but are not limited to, substitution of a Sector Index or a Sector Index Stock, index rebalancing on a date that is not a Rebalance Date but otherwise in accordance with the rebalancing process specified above, or changes to the Index. “Extraordinary Event” means any of the following events or circumstances:

a)     change in either (i) the liquidity of any Sector Index or Sector Index Stock or (ii) the trading volume, terms or listing of any Sector Index or Sector Index Stock, or any such change in any securities, derivatives or other instruments that comprise or track the value of, in whole or in part, any Sector Index or Sector Index Stock;

b)    any event or circumstance as a result of which the value of a Sector Index or a Sector Index Stock is, in the determination of the Index Sponsor, unreliable;

c)     a Sector Index or a Sector Index Stock is discontinued or otherwise becomes unavailable to the Index Sponsor;

d)    change in the method by which the value of a Sector Index or a Sector Index Stock is calculated; or

19

e)     (i) any event or circumstance as a result of which the data furnished by the Data Provider and used in the calculation of the volatility signal or the skew signal, or both, is discontinued or otherwise becomes unavailable to the Index Calculation Agent, (ii) any change in the data furnished by the Data Provider that materially impairs the ability of the Index Calculation Agent in respect of the calculation of the volatility signal or the skew signal, or (iii) any other event or circumstance as a result of which the data used to calculate the volatility signal or the skew signal is, in the determination of the Index Sponsor, insufficient or unreliable, including, but not limited to, a failure by the Data Provider to publish or otherwise provide relevant data to the Index Calculation Agent;

f)     any other event which in the sole determination of the Index Sponsor, serves to frustrate the purpose or aims of the Index (for example if the Index Calculation Agent determines at any time that there is a material risk of the Index Value becoming negative).

which, in the case of each of (a) – (e) above, has or will have a material effect on the Index as determined by the Index Sponsor in its sole discretion.

Sector Indices

The Sector Indices measure the performance of U.S. large-cap equities at the sector level. The Sector Indices also provide a way for investors to compare the performance of individual sectors, as well as to compare sector-level performance across geographic regions. The S&P 500® Sector Indices include ten standard GICS® (Global Industry Classification Standard) sectors that make up the S&P 500® Index. The market capitalizations of all ten S&P 500® Sector Indices together compose the market capitalization of the parent S&P 500® Index; all members of the S&P 500® Index are assigned to one (and only one) sector.

The S&P 500® Sector Indices are listed below. The Index is comprised of total return version of each of the Sector Indices below.

-         S&P 500 Consumer Discretionary Sector Index

-         S&P 500 Consumer Staples Sector Index

-         S&P 500 Energy Sector Index

-         S&P 500 Financials Sector Index

-         S&P 500 Health Care Sector Index

-         S&P 500 Industrials Sector Index

-         S&P 500 Information Technology Sector Index

-         S&P 500 Materials Sector Index

-         S&P 500 Telecommunication Services Sector Index

-         S&P 500 Utilities Sector Index

We have derived all information contained herein regarding each Sector Index and the S&P 500® Index, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the “Sector Index Sponsor”). We have not participated in the preparation of, or independently verified, such publicly available information. The Sector Indices were developed by the Sector Index Sponsor and are calculated, maintained and published by the Sector Index Sponsor. The Sector Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, any or all of the Sector Indices.

The S&P 500 Consumer Discretionary Sector Index

The S&P 500 Consumer Discretionary Sector Index is intended to track the movements of companies that are components of the S&P 500® Index and are part of the consumer discretionary sector. The consumer discretionary sector encompasses those industries that tend to be the most sensitive to economic cycles. The manufacturing segment of the sector includes automotive, household durable goods, textiles & apparel and leisure equipment. The services segment of the sector includes hotels, restaurants and other leisure facilities, education and specialized consumer services, media production and services, and consumer retailing and related services.

20

S&P 500 Consumer Staples Sector Index

The S&P 500 Consumer Staples Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the consumer staples sector. The consumer staples sector includes manufacturers and distributors of food, beverages and tobacco and producers of non-durable household goods and personal products. It also includes food & drug retailing companies as well as hypermarkets and consumer super centres.

S&P 500 Energy Sector Index

The S&P 500 Energy Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the energy sector. The Index includes companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry.

S&P 500 Financials Sector Index

The S&P 500 Financials Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the financial sector. The financial sector includes companies involved in activities such as banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance, and financial investment, and real estate, including REITs.

S&P 500 Health Care Sector Index

The S&P 500 Health Care Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the health care sector. The health care sector encompasses two main industry groups. The first includes companies who manufacture health care equipment and supplies or provide health care related services, including distributors of health care products, providers of basic health-care services, and owners and operators of health care facilities and organizations. The first group also includes companies operating in the health care technology industry. The second group includes companies primarily involved in the research, development, production and marketing of pharmaceuticals, biotechnology and life sciences products.

S&P 500 Industrials Sector Index

The S&P 500 Industrials Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the industrials sector. The industrials sector includes companies whose businesses are dominated by one of the following activities: the manufacture and distribution of capital goods, including aerospace & defence, construction, engineering & building products, electrical equipment and industrial machinery. The industrials sector also includes companies that provide (i) commercial services and supplies, including printing, environmental, office and security services, (ii) professional services, including employment and research & consulting services or (iii) transportation services, including airlines, couriers, marine, road & rail and transportation infrastructure.

S&P 500 Information Technology Sector Index

The S&P 500 Information Technology Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the information technology. The information technology sector covers the following general areas: (i) technology software & services, including companies that primarily develop software in various fields such as the Internet, applications, systems, databases management and/or home entertainment, and companies that provide information technology consulting and services, as well as data processing and outsourced services, (ii) technology hardware & equipment, including manufacturers and distributors of communications equipment, computers & peripherals, electronic equipment and related instruments and (iii) semiconductors and semiconductor equipment manufacturers.

S&P 500 Materials Sector Index

The S&P 500 Materials Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the materials sector. The materials sector encompasses a wide range of commodity-related manufacturing industries. Included in this sector are companies that manufacture

21

chemicals, construction materials, glass, paper, forest products and related packaging products, and metals, minerals and mining companies, including producers of steel.

S&P 500 Telecommunication Services Sector Index

The S&P 500 Telecommunication Services Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the telecommunications sectors. The telecommunications services sector includes companies that provide communications services primarily through a fixed-line, cellular, wireless, high bandwidth and/or fiber optic cable network.

S&P 500 Utilities Sector Index

The S&P 500 Utilities Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the utilities sector. The utilities sector includes (i) those companies considered electric, gas or water utilities and (ii) companies that operate as independent producers and/or distributors of power.

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by the Sector Index Sponsor. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. The Sector Index Sponsor chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. The Sector Index Sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by The Sector Index Sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company. Additional information is available on the following website: http://www.spindices.com. We are not incorporating by reference the website or any material it includes herein.

22

Market Disruption Events

If the calculation agent determines that a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events—For an equity-based reference index”) exists for any Sector Index comprising the Underlying on the Valuation Date, then that Valuation Date will be postponed to the first succeeding underlying business day (as defined in the accompanying product supplement under “Description of the Securities—Certain definitions”) on which the calculation agent determines that no market disruption event exists in respect of any such index, unless the calculation agent determines that a market disruption event exists in respect of any Sector Index comprising the Underlying on each of the five underlying business days immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding underlying business day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the market disruption event in respect of any such index, and (b) the calculation agent will determine the Closing Level for the Underlying on that deemed Valuation Date in accordance with the formula for and method of calculating the Underlying last in effect prior to the commencement of the market disruption event in respect of the Underlying using exchange-traded prices on the relevant exchanges (as defined in the accompanying product supplement under “Description of the Securities—Certain definitions”) (as determined by the calculation agent in its sole discretion) or, if trading in any component of the Sector Indices comprising the Underlying has been materially suspended or materially limited, the calculation agent’s good faith estimate of the prices that would have prevailed on the relevant exchanges (as determined by the calculation agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that deemed Valuation Date, of each component of the Sector Indices comprising the Underlying (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference index” in the accompanying product supplement).

If the Valuation Date is postponed as a result of a market disruption event or because the Valuation Date is not an underlying business day, then the Maturity Date will be postponed to the fifth Business Day following the Valuation Date as postponed.

23

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,
•	a mutual fund,
•	a tax-exempt organization,
•	a grantor trust,
•	certain U.S. expatriates,
•	an insurance company,
•	a dealer or trader in securities or foreign currencies,
•	a person (including traders in securities) using a mark-to-market method of accounting,
•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or
•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Milbank, Tweed, Hadley & McCloy LLP, has advised that the securities should be treated as indebtedness for U.S. federal income tax purposes. Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.

Alternative Characterizations of the Securities

It is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income to you that is different than that described below. For example, the IRS could assert that the securities constitute a forward contract. In such case, gain or loss would be recognized at maturity. It is also

24

possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option. In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as debt obligations that are subject to the Contingent Debt Regulations. Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;
•	require you to accrue original issue discount at the comparable yield (as described below); and
•	result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•	the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the securities, adjusted for the length of the accrual period;
•	divided by the number of days in the accrual period; and
•	multiplied by the number of days during the accrual period that you held the securities.

The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payment and the projected amounts of any payments previously made with respect to the securities. The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

The comparable yield of the securities generally is the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the securities, including the level of subordination, term, timing of payments, and general market conditions. We have determined that the comparable yield is an annual rate of 1.6678%, compounded semi-annually.

25

We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for U.S. federal income tax purposes—we have assumed that the securities will not be called and will be held until the maturity date. Accordingly, the projected payment schedule is attached as Exhibit A. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we furnish to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;
•	second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and
•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations. Your adjusted tax basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities.

In addition, even if the agreed-upon tax characterization of the securities (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, “Rebalancing”) of the Index is considered a taxable event to you. If the IRS were to prevail in treating each Rebalancing of the Index as a taxable event, you would recognize gain or loss on the securities on the date of each Rebalancing as if you had disposed of the securities for their fair market value and purchased a newly issued security for an amount equal to that fair market value, The treatment of any such deemed disposition an of any deemed newly issued security is uncertain, and you should consult your tax adviser about the possibility of a deemed disposition and potential consequences that would result.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with

26

your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and certain regulations issued pursuant to the Act, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We do not intend to treat payments on the securities as withholdable payments for these purposes. However, since we are a foreign financial institution under the relevant regulations, a portion of payments we make with respect to the securities may be treated as passthru payments.Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

Payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

27

Substitute Dividend and Dividend Equivalent Payments

The Act and certain proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent. The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes. An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement. The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States. The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized. Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Proposed Legislation on Certain Financial Transactions

On January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held

28

corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

29

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the securities for all purposes under the securities.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive underwriting discounts and commissions of up to $35.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay referral fees of up to $5.50 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

30

Credit Suisse